Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-10

Emera Incorporated

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares	(1)	457(o)		$	$430,140,000.00	0.0001381	$59,402.33

Total Offering Amounts:							$430,140,000.00		$59,402.33
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$59,402.33

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Offering Note(s)

(1)	The Registration Statement includes securities that are to be offered outside the United States but may be resold from time to time in the United States in transactions subject to registration under the Securities Act of 1933, as amended (the "Securities Act").

The maximum aggregate offering price is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act and based on a maximum aggregate offering price of C$600,000,000 and the Bank of Canada daily exchange rate on December 3, 2025 of US$0.7169 per C$1.00.